Exhibit 10.04.6

CONVEYANCE AGREEMENT

This Conveyance Agreement (this “Agreement”) is executed as of April       , 2004, by and between Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and its Affiliates that are signatories hereto (together with ACC, the “ACC Parties”), and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession, and its Affiliates that are signatories hereto (together with TelCove, the “TelCove Parties”), and is pursuant to the terms of the Global Settlement Agreement dated as of February 21, 2004, between ACC and TelCove (the “Global Agreement”).

W I T N E S S E T H:

WHEREAS, the ACC Parties own various assets located in the following local/intracity competitive local exchange carrier markets: Albany, Connecticut, Rhode Island, New Hampshire, Maine, Charlottesville, Buffalo, Richmond and Shenandoah Valley, which assets are described on Schedule 2.1, which the ACC Parties desire to convey, assign and transfer such assets (the “CLEC Assets”) to the TelCove Parties pursuant to the terms and conditions of this Agreement and the Global Agreement; and

WHEREAS, the CLEC Assets include certain warehoused inventory owned by the ACC Parties that is described on Schedule 2.1; and

WHEREAS, in connection with the consummation of the Global Transactions the parties have agreed that all rights and obligations arising after the date hereof with respect to the telecommunication assets being transferred to the TelCove Parties pursuant hereto shall inure to the benefit of, or be borne by the TelCove Parties, subject to applicable law, regardless of whether legal title is ultimately transferred to the TelCove Parties; and

WHEREAS, pursuant to the terms of this Agreement, the TelCove Parties desire to assume, in whole or in part, certain contracts and leases related to the CLEC Assets that are described on Schedule 2.2 (the “Assumed Contracts” and each, individually, an “Assumed Contract”), which TelCove has elected to have the ACC Parties assume pursuant to the Bankruptcy Code and assign to the TelCove Parties.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.   DEFINITIONS

1.1                                 Defined Terms.  Each of the following terms has the meaning given to such term in the section referenced below:

Term	Section

ACC	Preamble
ACC Parties	Preamble
Effective Date	Section 3.1
Global Agreement	Preamble
TelCove	Preamble
CLEC Assets	Recitals
Assumed Contracts	Recitals
TelCove Parties	Preamble

Furthermore, any capitalized term used but not defined herein has the meaning given to such term in the Global Agreement.

1.2                                 Clarifications.  Reference herein to “both parties” or “either party” refers to the ACC Parties individually and collectively as one party, and to the TelCove Parties individually and collectively as the other party; reference to “each party” refers, for the ACC Parties, to each of the ACC Parties, and for the TelCove Parties, to each of the TelCove Parties; and for the ACC Parties or the TelCove Parties as the first party, reference to the “other party” refers, respectively, to the TelCove Parties individually and collectively, or to the ACC Parties individually and collectively.

ARTICLE II.   CONVEYANCE AND ASSIGNMENT TO THE TELCOVE PARTIES

2.1                                 Conveyance of CLEC Assets.  Subject to Article III, the ACC Parties do hereby sell, convey, transfer, assign and deliver to each TelCove Party all right, title and interest, legal or equitable, in or to the CLEC Assets that are designated on Schedule 2.1 as being transferred to such TelCove Party as transferee thereof, free and clear of all Liens, subject to the proration of personal property taxes or other taxes or amounts to be prorated between the parties pursuant to Section 4.6 of the Global Agreement.  The ACC Parties represent and warrant that the CLEC Assets are located at the locations specified on Schedule 2.1.

2.2                                 Assignment and Assumption of Assumed Contracts.  Schedule 2.2 sets forth a list of the Assumed Contracts to which an ACC Party is a party, and describes any limitations or special provisions relating to the assignment of each such Assumed Contract by the ACC Parties to one of the TelCove Parties.  Effective as of the Effective Date and subject to any limitations or other provisions set forth on Schedule 2.2, the ACC Party obligated under such Assumed Contract, as assignor, hereby assigns and transfers such rights, title and interest to be assigned under such Assumed Contract (as described on Schedule 2.2) to the TelCove Party designated on Schedule 2.2 as assignee for such Assumed Contract, and such TelCove Party designated as assignee hereby assumes and agrees to pay, discharge and perform the obligations and liabilities under such Assumed Contract (as described on Schedule 2.2) that are attributable to and arise under such Assumed Contract after the applicable Effective Date.  With respect to each such Assumed Contract assigned and assumed pursuant to the preceding sentence, except as described on Schedule 2.2, the ACC Parties shall retain all obligations and liabilities under such Assumed Contract that arise with respect to the time period ending on the Effective Date.

2.3                                 ACC Cure Amounts.  No “cure amounts” are owed with respect to the Assumed Contracts.  The ACC Parties shall be responsible for and pay any current payables due with respect to the time period prior to the date hereof under the terms of the Assumed Contracts.

ARTICLE III.   SPECIAL PROVISIONS

3.1                                 Effective Date.

(a)                                  The effective date of the transfer of legal title to each CLEC Asset and of the assignment and assumption of the rights and obligations under each Assumed Contract pursuant to the terms of Sections 2.1 and 2.2 above (the “Effective Date”) shall be the date hereof except that if the Consent of any third party is required that has not been obtained with respect to the transfer of legal title to any such CLEC Asset or the assignment and assumption of any such Assumed Contract pursuant to the terms hereof, then the Effective Date with respect to that CLEC Asset or Assumed Contract shall be the date upon which such Consent is obtained, and upon the receipt of such Consent, legal title to such CLEC Asset or the rights and obligations to such Assumed Contract shall be automatically transferred and assigned by the ACC Parties and received and assumed by the TelCove Parties pursuant to the terms of Section 2.1 or 2.2, as the case may be, by the force hereof without further instrument of transfer, assignment or assumption.

(b)                                 If the Consent of any third party to transfer legal title to any such CLEC Asset or to assign the rights and obligations under any such Assumed Contract is required and has not been obtained on or prior to the date hereof, then as of the date hereof the beneficial ownership thereof shall be transferred to the applicable TelCove Party, and pending receipt of such Consent, the ACC Parties shall continue to hold legal title to such CLEC Asset or the rights and obligations under such Assumed Contract while the TelCove Parties shall bear the full benefits and burdens thereof pursuant to the Master Management Agreement (regardless of whether legal title is ultimately transferred to the TelCove Parties) and in any event, subject to (i) any applicable Law and (ii) the terms of such Assumed Contract.

3.2                                 Third-Party Consents.  If the Consent of any third party is required that has not been obtained with respect to the transfer of legal title to any CLEC Asset or the assignment of any Assumed Contract pursuant to the terms hereof, the parties agree to use commercially reasonable efforts to obtain such Consent as soon as practicable.  If the parties fail to resolve any issues related to the transfer of legal title to any such CLEC Asset or the rights to and obligations under any such Assumed Contract by that date, then either party may petition the Bankruptcy Court for appropriate redress.

ARTICLE IV.   LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

The ACC Parties are conveying the CLEC Assets, pursuant to the terms hereof, “AS IS, WHERE IS” and “WITH ALL FAULTS,” and without representation or warranty except as expressly set forth in this Agreement.  The TelCove Parties, as the transferees of the CLEC Assets, acknowledge and agree that as between itself and the ACC Parties, as transferors, (i) that the CLEC Assets conveyed on the applicable Effective Dates to each such transferee are of a design, capability and manufacture acceptable to such transferee, (ii) that such transferee is satisfied that such CLEC Assets are suitable for its purposes, and (iii) that the applicable transferor does not make, has not made and shall not be deemed to have made, and hereby expressly disclaims, any representation or warranty, express or implied, as to the condition, design, operation, merchantability or fitness for use for a particular purpose of such CLEC Assets, as to the absence of latent or other defects, whether or not discoverable, or any other representation or warranty whatsoever, express or implied, with respect to such CLEC Assets except as expressly set forth in this Agreement or the Global Agreement.

ARTICLE V.   TAX MATTERS

The parties shall endeavor in good faith to reach agreement to the fair market values of the CLEC Assets and the Assumed Contracts which, consistent with the Global Settlement Agreement, are transferred for income tax purposes pursuant to this Agreement, and of any other consideration received by the ACC Parties in exchange therefor.  Each party agrees to be bound by such determination of fair market values for all income tax related purposes.

ARTICLE VI.   MISCELLANEOUS

6.1                                 Execution by ACC and TelCove on behalf of Affiliates.  ACC shall cause its Affiliates that are not signatories hereto to comply with the provisions of Sections 3.1 and 3.2 hereof as if they were ACC Parties and signatories hereto.  TelCove shall cause its Affiliates that are not signatories hereto to comply with the provisions of Sections 3.1 and 3.2 hereof as if they were TelCove Parties and signatories hereto.

6.2                                 Further Assurances.  Subject to the terms hereto, each party hereto agrees that from time to time after the applicable Effective Dates, it will execute and deliver, or cause to be executed and delivered, such documents to the other party may reasonably request, in order to more effectively vest in the TelCove Parties good title to the assets or contract rights transferred or assigned thereto hereunder.

6.3                                 Successors and Assigns.  Any TelCove Party may, without any ACC Party’s consent, but with prior written notice, assign its rights under this Agreement that relate to any CLEC Assets or Assumed Contracts, as the case may be, to any Person to which such party sells, assigns or otherwise transfers such assets or contracts.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

6.4                                 Controlling Contract.  Except as provided in the Global Agreement, this Agreement is subject to and controlled by the terms of the Global Agreement.

6.5                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement has been executed by a party against which enforcement is sought, it shall not be necessary to produce or account for more than one such counterpart signed by such party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the ACC Parties and the TelCove Parties as of the date first above written.

ACC PARTIES:		TELCOVE PARTIES:

ADELPHIA COMMUNICATIONS CORPORATION		ADELPHIA BUSINESS SOLUTIONS, INC., d/b/a TELCOVE

By:	/s/ Joe W. Bagan	By:	/s/ Robert E. Guth
	Joe W. Bagan, Senior Vice President & Chief Administrative Officer		Robert E. Guth, President & Chief Executive Officer

EACH OF THE ACC PARTIES LISTED BELOW		EACH OF THE TELCOVE PARTIES LISTED BELOW

By:	/s/ Joe W. Bagan	By:	/s/ Robert E. Guth
	Joe W. Bagan, Senior Vice President & Chief Administrative Officer		Robert E. Guth, President & Chief Executive Officer

	OTHER ACC PARTY SIGNATORIES:		OTHER TELCOVE PARTY SIGNATORIES:

	ACC OPERATIONS, INC.		ADELPHIA BUSINESS SOLUTIONS ATLANTIC, INC.
ACC TELECOMMUNICATIONS, LLC
	ACC TELECOMMUNICATIONS OF VIRGINIA, LLC		ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC.

ADELPHIA BUSINESS SOLUTIONS OF VIRGINIA, LLC